Exhibit 10.11

June 3, 2007

Jeff Hrkach, PhD.

19 Diana Lane

Lexington, MA 02421

Dear Jeff,

It is with great pleasure that I offer you employment with BIND Biosciences, Inc. (“BIND” or “the Company”). Your initial position will be Vice President of Pharmaceutical Sciences reporting to me. In addition to performing duties and responsibilities associated with the position above, from time-to-time the Company may assign you other duties and responsibilities consistent with such position. Your effective date of hire as a regular, full-time employee is to be agreed upon.

You shall be paid on a salary basis at an annual rate of $210,000 to be paid in accordance with BIND’s standard payroll practices.

In addition to 12 Company paid holidays, you will receive a total of 15 days of vacation for each year of employment which is earned pro rata on a semi-monthly basis. As a regular, full-time employee you are eligible to participate in the employee benefit plans which BIND offers to its employees.

As an opportunity for you to share in the long-term success of BIND, we will recommend to the Board of Directors that you be granted an incentive stock option to purchase 70,040 shares of BIND’s Common Stock, $.001 par value per share (the “Option”) at a purchase price equal to the fair market value, (as determined by the Board of Directors) on the date of the grant. The Option shall vest over a four-year period, with 25% vesting 12 months from your first day of employment with BIND, and an additional 2.083% vesting in equal monthly portions over the following 36 months, and shall otherwise be subject to the provisions of BIND’s Stock Incentive Plan. We will provide you with our standard executive change-of-control accelerated stock option vesting agreement.

This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without cause. We do ask that you give two (2) weeks’ written notice if you decide to resign.

As a condition of your at-will employment, you will be required to sign the attached Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement. We understand that you currently are not subject to any agreements which restrict your activities for

BIND. By accepting this offer below, you represent that you are not subject to any agreements which might restrict your conduct at BIND; and that you understand that if you become aware at any time during your employment with BIND that you are subject to any agreements which might restrict your conduct at BIND, you are required to immediately inform the Company of the existence of such agreements.

In addition, the Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees. On your first day of employment, you must provide us with appropriate documents to establish your eligibility to work in the United States (i.e. Social Security Card, Drivers’ License, U.S. Passport). We will not be able to employ you if you fail to comply with this requirement.

BIND maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.

This letter, together with the Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement will constitute the entire agreement as to your employment relationship with the Company and will supersede any prior agreements or understandings, whether in writing or oral.

This offer expires June 5, 2007. Please indicate your acceptance of this offer by signing and returning to the Company this letter and the Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement.

Jeff, formalities aside, I am personally delighted you are considering joining our team and I look forward to your contributions as we build a great company and bring important therapies to patients.

Sincerely,

BIND BIOSCIENCES, Inc.

/s/ Glenn Batchelder
Glenn Batchelder
President & CEO

Accepted by:

/s/ Jeff Hrkach 4 June 2007

BIND Therapeutics, Inc. 325 Vassar Street Cambridge, Ma 02139	www.bindtherapeutics.com phone 617.491.3400 fax 617.491.0351

April 10, 2013

Jeff Hrkach

21 Washington Street

Lexington, MA 02421

Re:	Employment Terms

Dear Jeff:

Reference is made to (i) that certain employment offer letter, dated as of June 3, 2007, by and between BIND Therapeutics, Inc., formerly known as BIND Biosciences, Inc. (the “Company”), and you (the “Employment Terms”) and (ii) that certain Employee Confidentiality, Non-competition and Assignment of Intellectual Property Agreement, dated as of July 9, 2007, by and between you and the Company (the “NDA”).

The Employment Terms are hereby amended such that if the Company terminates your employment without Cause or you resign your employment for Good Reason (in either event, a “Qualifying Termination”), subject to your execution of a release acceptable to the Company (the “Release”) within the 30-day period following your Separation from Service, the expiration of any revocation period provided in the Release and your continued compliance with the terms of the NDA, the Company will pay you an amount equal to your then-current base salary rate for a period of four (4) months plus one month for each full year of continuous service to the Company up to the date of your termination of employment, not to exceed six (6) months in the aggregate (the “Severance Amount”) provided that the Severance Amount will be equal to your then-current base salary rate for a period of six (6) months if the Qualifying Termination occurs within the three (3) months immediately preceding or the twelve (12) months immediately following a Qualified Sale. The Severance Amount will be paid in substantially equal installments in accordance with the Company’s ordinary payroll practices over four (4) months plus one month for each full year of continuous service to the Company up to the date of your termination of employment, not to exceed six (6) months in the aggregate (the “Severance Period”), beginning on the first payroll date following the date that is 40 days after the date of your Separation from Service; provided that the Severance Period will be six (6) months if the Qualifying Termination occurs within the three (3) months immediately preceding or the twelve (12) months immediately following a Qualified Sale. In addition, if you timely elect continued group medical insurance coverage pursuant to COBRA, the Company will reimburse you for the applicable premiums for you and your eligible dependents during the period commencing on the date of your Separation from Service and ending on the earliest to occur of (a) the final day of the Severance Period, (b) the date you and/or your eligible dependents are no longer eligible for COBRA and (c) the date you become eligible to receive medical insurance coverage from a subsequent employer. Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group medical insurance coverage in effect on the date of your termination of employment (based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether you elect COBRA continuation coverage and will commence in the month following the month in which your Separation from Service occurs and end on the earliest to occur of (x) the final day of the Severance Period, (y) the date you and/or your eligible dependents are no longer eligible for COBRA and (z) the date you become eligible to receive medical insurance coverage from a subsequent employer.

For purposes of this letter, the Company shall have “Cause” to terminate your employment or service upon (i) your failure to substantially perform your duties with the Company or comply with, in any material respect, any of the Company’s policies to which you are subject; (ii) a determination by the Company that you failed in any material respect to carry out or comply with any lawful and reasonable directive of the Company; (iii) your breach of a material provision of any agreement between you and the Company; (iv) your conviction, or plea of no contest or nolo contendere, or the imposition of unadjudicated probation on you for any felony or crime involving moral turpitude; (v) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliates’) premises or while performing your duties and responsibilities for the Company (or any of its affiliates); or (vi) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or any of its affiliates.

For the sole purpose of determining your right to separation payments and benefits hereunder, your resignation will be for “Good Reason” if you resign your employment immediately following any of the following: (A) a change in your principal work location despite your stated disagreement with such a change, to a location more than 60 miles from the Company’s current location in Cambridge, Massachusetts (travel for Company business shall not be deemed a change in principal work location); (B) a material reduction by the Company without your consent in your base salary or benefits (provided, that if the Company’s Board of Directors has determined that it is in the best interests of the Company to reduce compensation and benefits generally, such reduction shall not constitute Good Reason if (1) the reduction of the salary and benefits is proportionate to the reduction imposed on other executives of the Company of similar seniority and (2) the reduction does not reduce the salary and benefits by more than 20% below the level then in effect); or (C) a material reduction by the Company without your consent in your duties, position, title, or responsibilities (unless such reduction occurs after a Qualified Sale in which case a mere change in title or reporting responsibilities will not constitute Good Reason).

For the purposes of this letter, “Qualified Sale” shall mean the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company, or merger or consolidation involving the Company in which stockholders of the Company immediately before

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such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent (50%) in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation.

For purposes of this letter, “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Each installment payment provided under this letter or the Employment Terms shall at all times be considered a separate and distinct payment for purposes of Section 409A of the Code. Notwithstanding anything in this letter or the Employment Terms to the contrary, to the extent required to avoid a prohibited distribution under Section 409A of the Code, the benefits provided under this letter or the Employment Terms will not be provided to you until the earlier of (a) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (b) the date of your death. Upon the first business day after expiration of the relevant period, all payments delayed pursuant to the preceding sentence will be paid in a lump sum and any remaining payments due will be paid as otherwise provided herein or in the Employment Terms.

Except as expressly set forth in this letter, the Employment Terms and the NDA shall remain unchanged and shall continue in full force and effect according to their respective terms.

Sincerely,

BIND THERAPEUTICS, INC.

By:	/s/ Scott Minick
Name:	Scott Minick
Title:	President & Chief Executive Officer

Acknowledged and Agreed:

/s/ Jeff Hrkach

Jeff Hrkach

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BIND Therapeutics, Inc. 325 Vassar Street Cambridge, MA 02139	www.bindtherapeutics.com phone 617.491.3400 fax 617.491.0351

August 28, 2013

Jeff Hrkach

21 Washington Street

Lexington, MA 02421

Re:	Employment Terms

Dear Jeff:

Reference is made to (i) that certain employment offer letter, dated as of June 3, 2007, by and between BIND Therapeutics, Inc., formerly known as BIND Biosciences, Inc. (the “Company”), and you (the “Employment Terms”), (ii) that certain letter re: employment terms dated April 10, 2013 by and between the Company and you which amended certain of the Employment Terms (the “Severance Terms”) and (iii) that certain Employee Confidentiality, Non-competition and Assignment of Intellectual Property Agreement, dated as of July 9, 2007, by and between you and the Company (the “NDA”). This letter hereby amends, restates and replaces the Severance Terms in their entirety.

The Employment Terms are hereby amended such that if the Company terminates your employment without Cause or you resign your employment for Good Reason (in either event, a “Qualifying Termination”), subject to your execution of a release acceptable to the Company (the “Release”) within the 30-day period following your Separation from Service, the expiration of any revocation period provided in the Release and your continued compliance with the terms of the NDA, the Company will pay you an amount equal to your then-current base salary rate for a period of six (6) months plus one month for each full year of continuous service to the Company up to the date of your termination of employment, not to exceed twelve (12) months in the aggregate (the “Severance Amount”); provided that the Severance Amount will be equal to your then-current base salary rate for a period of twelve (12) months if the Qualifying Termination occurs within the three (3) months immediately preceding or the twelve (12) months immediately following a Qualified Sale. The Severance Amount will be paid in substantially equal installments in accordance with the Company’s ordinary payroll practices over six (6) months plus one month for each full year of continuous service to the Company up to the date of your termination of employment, not to exceed twelve (12) months in the aggregate (the “Severance Period”), beginning on the first payroll date following the date that is 40 days after the date of your Separation from Service; provided that the Severance Period will be twelve (12) months if the Qualifying Termination occurs within the three (3) months immediately preceding or the twelve (12) months immediately following a Qualified Sale.

If the Qualifying Termination occurs within the three (3) months immediately preceding or the twelve (12) months immediately following a Qualified Sale, then each outstanding equity award held by you that was granted on or after September 1, 2013, including, without limitation, each stock option, shall immediately vest and, if applicable, become exercisable with respect to one hundred percent (100%) of the shares of Company common stock subject thereto. The vesting of each equity award granted prior to September 1, 2013 shall accelerate in accordance with the terms and conditions of the agreement evidencing such award.

In addition, if you timely elect continued group medical insurance coverage pursuant to COBRA, the Company will reimburse you for the applicable premiums for you and your eligible dependents during the period commencing on the date of your Separation from Service and ending on the earliest to occur of (a) the final day of the Severance Period, (b) the date you and/or your eligible dependents are no longer eligible for COBRA and (c) the date you become eligible to receive medical insurance coverage from a subsequent employer. Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group medical insurance coverage in effect on the date of your termination of employment (based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether you elect COBRA continuation coverage and will commence in the month following the month in which your Separation from Service occurs and end on the earliest to occur of (x) the final day of the Severance Period, (y) the date you and/or your eligible dependents are no longer eligible for COBRA and (z) the date you become eligible to receive medical insurance coverage from a subsequent employer.

For purposes of this letter, the Company shall have “Cause” to terminate your employment or service upon (i) your failure to substantially perform your duties with the Company or comply with, in any material respect, any of the Company’s policies to which you are subject; (ii) a determination by the Company that you failed in any material respect to carry out or comply with any lawful and reasonable directive of the Company; (iii) your breach of a material provision of any agreement between you and the Company; (iv) your conviction, or plea of no contest or nolo contendere, or the imposition of unadjudicated probation on you for any felony or crime involving moral turpitude; (v) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliates’) premises or while performing your duties and responsibilities for the Company (or any of its affiliates); or (vi) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or any of its affiliates.

For the sole purpose of determining your right to separation payments and benefits hereunder, your resignation will be for “Good Reason” if you resign your employment immediately following any of the following: (A) a change in your principal work location despite your stated disagreement with such a change, to a location more than 60 miles from the Company’s current location in Cambridge, Massachusetts (travel for Company business shall not be deemed a change in principal work location); (B) a material reduction by the Company without your consent in your base salary or benefits (provided, that if the Company’s Board of Directors has determined that it is in the best interests of the Company to reduce compensation and benefits generally, such reduction shall not constitute Good Reason if (1) the reduction of the salary and benefits is proportionate to the reduction imposed on other executives of the Company of similar seniority and (2) the reduction does not reduce the salary and benefits by more than 20% below the level then in effect); or (C) a material reduction by the Company without your consent in your duties, position, title, or responsibilities (unless such reduction occurs after a Qualified Sale in which case a mere change in title or reporting responsibilities will not constitute Good Reason).

For the purposes of this letter, “Qualified Sale” shall mean the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company, or merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent (50%) in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation. Notwithstanding anything herein to the contrary, in the event that any compensation or benefit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code becomes payable upon the occurrence of a Qualified Sale, such compensation or benefit shall not be paid unless such Qualified Sale constitutes a “change in control event” within the meaning of Section 409A of the Code.

For purposes of this letter, “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Each installment payment provided under this letter or the Employment Terms shall at all times be considered a separate and distinct payment for purposes of Section 409A of the Code. Notwithstanding anything in this letter or the Employment Terms to the contrary, to the extent required to avoid a prohibited distribution under Section 409A of the Code, the benefits provided under this letter or the Employment Terms will not be provided to you until the earlier of (a) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (b) the date of your death. Upon the first business day after expiration of the relevant period, all payments delayed pursuant to the preceding sentence will be paid in a lump sum and any remaining payments due will be paid as otherwise provided herein or in the Employment Terms.

Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this letter and the Employment Terms and agree expressly to perform the obligations under this this letter and the Employment Terms in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this letter and the Employment Terms, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in the preceding sentence or which becomes bound by the terms of this letter and the Employment Terms by operation of law. No provision of this letter or the Employment Terms shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter or the Employment Terms by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. This letter and the Employment Terms represent the entire understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior arrangements and understandings regarding same. The validity, interpretation, construction and performance of this letter and the Employment Terms shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of law. The invalidity or unenforceability of any provision or provisions of this letter or the Employment Terms shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Except as expressly set forth in this letter, the Employment Terms and the NDA shall remain unchanged and shall continue in full force and effect according to their respective terms.

Sincerely,

BIND THERAPEUTICS, INC.

By:	/s/ Scott Minick
Name:	Scott Minick
Title:	President & Chief Executive Officer

Acknowledged and Agreed:

/s/ Jeff Hrkach
Jeff Hrkach